Exhibit 99.1

For Release 1 p.m. PST

October 28, 2003

NetIQ Announces First Quarter Fiscal 2004 Results and Share Repurchase Program

SAN JOSE, Calif. — October 28, 2003 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of Systems & Security Management and Web Analytics solutions, today announced financial results for its first quarter ended September 30, 2003.

GAAP Financial Results

Revenue for the first quarter of fiscal 2004 decreased 18% to $62.9 million, compared with $77.1 million for the same period last year. In accordance with the terms of NetIQ’s license agreement with Microsoft, license revenue from Microsoft was $5.0 million for the first quarter, compared with $25.0 million for the same period last year. Net loss was $163.6 million or $2.91 per basic and diluted share compared with a net loss of $572.2 million or $11.10 per diluted share for the first quarter of fiscal 2003. The results for the first quarter of fiscal 2004 include a non-cash charge of $150.8 million, related to impairment of goodwill. The results for the first quarter of fiscal 2003 included a non-cash transitional charge of $579.3 million for impairment of goodwill as part of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Non-GAAP Net Income

Non-GAAP net income for the first quarter was $1.2 million or $0.02 per diluted share, compared with non-GAAP net income of $12.9 million or $0.25 per diluted share for the same period in the prior fiscal year.

Non-GAAP net income presents the company’s results of operations excluding amortization of purchased technology, employee stock-based compensation, amortization of other intangible assets, impairment of goodwill, restructuring charge (credit), impairment of long-term investment, cumulative effect of change in accounting principle, and related income tax effect, as detailed under “Reconciliation of Non-GAAP Information” in the attached financial statements. The exclusion of such items is not in accordance with and is not intended as a substitute for generally accepted accounting principles, and may not be consistent with similar measures used by other companies.

Presentation of non-GAAP net income, earnings per share and core revenue is intended to provide greater comparability of NetIQ’s financial results against historical results as well as those of other enterprise software companies and financial models of securities analysts. Management believes that the non-GAAP information is an additional meaningful measure of operating performance and it is the principal measure of performance used by management and the board of directors.

Core Revenue

Core revenue for the three-month period ended September 30, 2003 grew by 11% to $57.9 million, compared with $52.1 million for the same period last year. Core revenue excludes license fees from the company’s licensing agreement with Microsoft. The September 2003 payment represents the final license payment from Microsoft under the agreement.

Business Outlook and Highlights

“Our disappointing first quarter revenue results are attributable in substantial part to sales execution issues. In addition, we are facing a continuing difficult IT spending environment, which is characterized by the lengthy budget approval cycle of our customers. We will continue to manage costs, while redirecting our strategic focus to our five key product lines. We are aggressively working to improve sales force productivity and organizational efficiency. We maintain a strong balance sheet with over $330.0 million in cash and no long term debt,” said Chuck Boesenberg, NetIQ’s CEO and Chairman.

Business Outlook:

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. NetIQ does not undertake to update these targets in any way or for any reason.

•	NetIQ anticipates revenue for its second fiscal quarter ending December 31, 2003 to be in the range of $58 to $63 million.

•	NetIQ anticipates GAAP cost of revenue and operating expenses to decline as no impairment charges are presently anticipated. Non-GAAP cost of revenue and operating expenses are expected to increase modestly in the second quarter compared with the first quarter of fiscal 2004.

•	NetIQ anticipates GAAP diluted net loss per share of $0.16 to $0.22 and non-GAAP diluted net loss per share of $0.04 to net income per diluted share of $0.02 in the second quarter of fiscal 2004. The reconciliation to non-GAAP EPS guidance is based on the following assumptions: amortization of purchased technology of $5.8 million, amortization of employee stock-based compensation of $84,000, amortization of other intangible assets of $4.3 million, and related income tax effect.

•	Based on today’s second quarter guidance, fiscal year 2004 guidance previously provided is being withdrawn.

First Quarter Product Highlights:

•	Security Manager won the Windows & .NET Readers’ Choice Award for Best Intrusion Detection Solution and Best Password Auditing Solution.

•	DM Review chose NetIQ/WebTrends as one of the 2003 DM Review 100 award winners.

•	Results of an IDC study highlight the return on investment (ROI) and other benefits achieved by customers using NetIQ systems and security management solutions. Principal findings of the study show significant cost savings, reduction in downtime and improvement in IT and user productivity that result in an average ROI of 600%, an average payback period of only 156 days and an average reduction in system downtime of 17.5%.

Share Repurchase Program:

NetIQ’s board of directors has approved the repurchase of up to 5% of the company’s outstanding stock in open market transactions over the next 12 months. At yesterday’s closing price the total value of the repurchase is up to approximately $30.0 million.

NetIQ Analyst/Investor Conference Call:

NetIQ will conduct a conference call at 1:30 p.m. pacific time today to discuss the results of the quarter in more detail. Call-in numbers are 1-877-440-8703 and 1-706-645-0115 (outside the U.S.). A replay will be available through November 28, 2003 at 1-800-642-1687 and 1-706-645-9291 (outside the U.S.). The passcode for the live call and replay is “3142746”. An audio webcast of the call and reconciliations of GAAP and non-GAAP financial data with respect to historical results and the company’s “guidance” and other information can be accessed from the company’s website at http://www.netiq.com/about_netiq/investor_relations/analystreports.asp.

About NetIQ

NetIQ Corporation (Nasdaq: NTIQ) is a leading provider of Systems & Security Management and Web Analytics solutions. Historically focused on the Windows management market, NetIQ now delivers cross-platform solutions that enhance business performance resulting in higher returns on infrastructure and Web investments. NetIQ products are sold across all continents directly and through a network of authorized NetIQ partners and resellers. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston, Texas; Portland, Ore; Raleigh, N.C.; Bellevue, Wash.; Galway, Ireland and Auckland, New Zealand. For more information, please visit the company’s web site at www.netiq.com or call 1-888-323-6768.

Safe Harbor Statement

Statements in this press release regarding future operating results and statements other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company’s future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include (1) the effect of continued weak demand for software and services which results in increased uncertainty as to the company’s expected revenue; (2) risks inherent in technology businesses generally, including the timing and successful development of new products, customer acceptance of new product offerings; pricing of new products and competition in the company’s various product lines; the company’s ability to retain and hire technical personnel and other employees; changing relationships with customers, suppliers and strategic partners; (3) the company typically receives a substantial portion of its orders at the end of the quarter and if an order shortfall occurs at the end of a quarter it could negatively impact the company’s operating results for the quarter; and (4) risks related to the integration of acquired companies and the achievement of anticipated revenue and cost synergies. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in documents we file from time to time with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended June 30, 2003. Additional information will also be set forth in NetIQ’s quarterly report on form 10-Q for the three month period ended September 30, 2003, which will be filed with the SEC in November 2003. All of the information in this press release is as of October 28, 2003, and NetIQ undertakes no responsibility to update this information.

NetIQ and WebTrends are trademarks or registered trademarks of NetIQ Corporation in the United States and certain other countries. All other products mentioned are trademarks or registered trademarks of their respective owners.

Contacts:

Greg Klaben, Investor Relations 1-408-856-1894, greg.klaben@netiq.com

Liza Goldberg, Corporate Communications 1-408-856-3073, liza.goldberg@netiq.com

###

NetIQ Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Software license revenue	$35,025	$55,982
Service revenue	27,831	21,106

Total revenue	62,856	77,088

Cost of software license revenue	2,789	2,427
Cost of service revenue	7,796	6,499
Amortization of purchased technology	5,801	5,358

Total cost of revenue	16,386	14,284

Gross profit	46,470	62,804

Operating expenses:
Sales and marketing	28,024	30,018
Research and development	16,524	16,128
General and administration	7,095	4,950
Employee stock-based compensation	101	209
Amortization of other intangible assets	4,263	3,649
Impairment of goodwill	150,842	—
Restructuring credit	(366)	—

Total operating expenses	206,483	54,954

Income (loss) from operations	(160,013)	7,850

Other income (expenses):
Interest income, net	1,309	3,750
Impairment of long-term investment	(4,100)	—

Other income (expenses), net	(2,791)	3,750
Income (loss) before income taxes and cumulative effect of change in accounting principle	(162,804)	11,600
Income taxes	810	4,490

Income (loss) before cumulative effect of change in accounting principle	(163,614)	7,110
Cumulative effect of change in accounting principle	—	(579,338)

Net loss	$(163,614)	$(572,228)

Basic earnings per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.91)	$0.14
Cumulative effect of change in accounting principle	—	(11.49)

Net loss	$(2.91)	$(11.35)

Diluted earnings per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.91)	$0.14
Cumulative effect of change in accounting principle	—	(11.24)

Net loss	$(2.91)	$(11.10)

Shares used to compute basic earnings per share	56,306	50,420
Shares used to compute diluted earnings per share	56,306	51,544

RECONCILIATION OF NON-GAAP INFORMATION:

Net loss	$(163,614)	$(572,228)

Adjustments:
Amortization of purchased technology	5,801	5,358
Employee stock-based compensation	101	209
Amortization of other intangible assets	4,263	3,649
Impairment of goodwill	150,842	—
Restructuring credit	(366)	—
Impairment of long-term investment	4,100	—
Cumulative effect of change in accounting principle	—	579,338

Total adjustments	164,741	588,554

Income taxes	89	(3,423)

Non-GAAP net income	$1,216	$12,903

Non-GAAP diluted net income per share	$0.02	$0.25

Shares used to compute non-GAAP diluted net income per share	57,389	51,559

NetIQ Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2003	June 30, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$61,382	$76,095
Short-term investments	275,215	237,281
Accounts receivable, net	30,184	39,016
Prepaid expenses and other	7,894	7,019

Total current assets	374,675	359,411

Property and equipment, net	56,475	58,042
Other intangible assets, net	46,181	56,245
Goodwill	121,719	272,561
Long-term investments	1,614	5,714
Other assets	1,586	1,797

Total assets	$602,250	$753,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,549	$7,224
Accrued compensation and related benefits	14,478	16,667
Other liabilities	12,443	13,124
Restructuring liability, current portion	1,522	2,302
Deferred revenue, current portion	61,523	55,632

Total current liabilities	97,515	94,949

Restructuring liability, net of current portion	166	532
Deferred revenue, net of current portion	7,341	3,082

Total liabilities	105,022	98,563

Stockholders’ equity:
Common stock	2,932,648	2,927,470
Deferred employee stock-based compensation	(717)	(861)
Accumulated deficit	(2,435,059)	(2,271,445)
Accumulated other comprehensive income	356	43

Total stockholders’ equity	497,228	655,207

Total liabilities and stockholders’ equity	$602,250	$753,770

NetIQ Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(163,614)	$(572,228)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,090	11,953
Amortization of employee stock-based compensation	101	208
Loss on sale of investments and property and equipment	87	92
Impairment of goodwill	150,842	—
Impairment of long-term investment	4,100	—
Tax benefit from disqualifying dispositions	—	3,022
Undistributed net loss in earnings of affiliate	—	120
Cumulative effect of change in accounting principle	—	579,338
Changes in:
Accounts receivable	8,977	5,307
Prepaid expenses and other	(689)	(2,737)
Accounts payable	283	(158)
Accrued compensation and related benefits	(2,206)	1,559
Other liabilities	(274)	1,540
Restructuring liability	(1,146)	—
Deferred revenue	9,990	2,135

Net cash provided by operating activities	20,541	30,151

Cash flows from investing activities:
Purchases of property and equipment	(2,502)	(4,292)
Purchases of short-term investments	(76,565)	(67,952)
Proceeds from sales of short-term investments	15,684	—
Proceeds from maturities of short-term investments	22,489	54,364
Purchase of long-term investment	—	(5,000)
Other	66	161

Net cash used in investing activities	(40,828)	(22,719)

Net cash flows from financing activities, sale of common stock	5,221	523

Effect of exchange rate changes on cash	353	340

Net (decrease) increase in cash and cash equivalents	(14,713)	8,295
Cash and cash equivalents, beginning of period	76,095	64,032

Cash and cash equivalents, end of period	$61,382	$72,327

Supplemental disclosure of cash flow information:
Cash paid for interest	$1	$1
Cash paid for income taxes	$225	$231